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                                                                    Exhibit 23.9



                 CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

Abraxas Petroleum Corporation
500 North Loop 1604 East
Suite 100
San Antonio, Texas 78232

Gentlemen:

        We hereby consent to (i) the use of our Ontario Securities Commission Rule 61-501 valuation report dated May 29, 2001 to the Special Committee of the Board of Directors of Grey Wolf Exploration Inc. ("Grey Wolf") included in Annex C to the Offer to Purchase/ Circular/ Proxy Statement/ Prospectus which forms a part of the Registration Statement on Form S-4 of Abraxas Petroleum Corporation ("Abraxas") relating to the proposed exchange offer by Abraxas for the common shares of Grey Wolf and (ii) the references to such opinion in such Offer to Purchase/ Circular/ Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Dated: June 12, 2001
                                       RAYMOND JAMES & ASSOCIATES, INC.

                                       By:  Glenn N. Huber, Managing Director